                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Proxy Statement

[ ] Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    THE TRACKER CORPORATION OF AMERICA, INC.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                          --------------------------------------

         2)       Form, Schedule or Registration Statement No.:
                                                                ----------------

         3)       Filing Party:
                                ------------------------------------------------

         4)       Date Filed:
                              --------------------------------------------------

                    THE TRACKER CORPORATION OF AMERICA, INC.
                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                               DECEMBER 18, 1998

TO THE STOCKHOLDERS OF THE TRACKER CORPORATION OF AMERICA, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of The Tracker Corporation of America, Inc. will be held at 2:00 p.m. (EDT) on Friday, December 18, 1998, in the Northwest World Club in Concourse F, at the Detroit Metro Airport, Detroit, Michigan, for the following purposes:

         1. To elect five directors to serve on the Board of Directors for staggered terms of three years, two years and one year.

         2. To ratify the selection of Hirsch, Silberstein & Subelsky, P.C. as the independent auditors of The Tracker Corporation of America, Inc. for the fiscal year ending March 31, 1998.

         3. To consider and vote upon a proposal to amend the Certificate of Incorporation to (a) increase (i) the number of authorized shares of Common Stock from 40,000,000 shares to 50,000,000 Shares, and (ii) the number of authorized shares of Preferred Stock from 500,000 shares to 6,500,000 shares, and (b) to decrease the number of authorized shares of Class B Voting Stock from 10,000,000 shares to 100,000 shares.

         4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on November 18, 1998 as the record date for the determination of stockholders entitled to receive notice of and vote at the meeting.

         We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                      By Order of the Board of Directors,



                                      Bruce I. Lewis
                                      President and Chief Executive Officer

Dated:  December 4, 1998

         WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                    THE TRACKER CORPORATION OF AMERICA, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 18, 1998


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Tracker Corporation of America, Inc. (sometimes the "Company" or "Tracker U.S.") for use at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m., local time, on Friday, December 18, 1998, at the Northwest World Club in Concourse F of the Detroit Metro Airport, Detroit, Michigan, and at any adjournment thereof. A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by delivering to an officer of the Company either a written notice terminating the proxy's authority or a proxy bearing a later date, or by appearing in person and voting at the meeting. Shares of the Company's common stock, $.001 par value (the "Common Stock"), represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders beginning on or about December 4, 1998, along with the Company's Annual Report to Stockholders for the year ended March 31, 1998.

         Only stockholders of record at the close of business on November 18, 1998 are entitled to receive notice of and vote at the meeting or at any adjournment thereof. On November 18, 1998, there were 22,340,628 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

         The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

         All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

         The Company's principal executive offices are located at 180 Dundas Street West, Suite 1505, Toronto, Ontario M5G 1Z8 Canada.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL #1)

         The Bylaws of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office. The directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

         Except for elections to fill vacancies created by the resignations of directors not otherwise filled by the vote of a majority of the directors then in office, directors elected at each annual meeting of stockholders will be of the same class as the directors whose terms expire at such annual meeting of stockholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders or until their successors are elected and shall qualify.

         In Fall 1997, four of the five directors of the Company resigned from office, leaving Bruce I. Lewis, whose term expires at the annual meeting of stockholders in 2000, as the sole director. At the Annual Meeting of Stockholders to be held on December 18, 1998, Jay S. Stulberg and David G.R. Butler have been nominated to be elected to the Board of Directors for three-year terms that will expire at the annual meeting of stockholders in 2001, Carl J. Corcoran has been nominated to be elected to the Board of Directors for the balance of the three-year term that will expire at the annual meeting of stockholders in 2000, and H. Joseph Greenberg, M.D. has been nominated to be elected to the Board of Directors for the balance of the three-year term that will expire at the annual meeting of stockholders in 1999. The Board of Directors recommends that the stockholders elect Messrs. Stulberg, Butler, Corcoran and Dr. Greenberg as directors of the Company for the terms of office for which they have been nominated. The person named as proxy in the enclosed form of proxy intends to vote the proxies received by the Company for the election of Messrs. Stulberg, Butler, Corcoran and Dr. Greenberg, unless otherwise directed. Each of Messrs. Stulberg, Butler, Corcoran and Dr. Greenberg have indicated a willingness to serve. If, however, Messrs. Stulberg, Butler, Corcoran and Dr. Greenberg are not candidates at the meeting, which is not presently anticipated, the proxy named in the enclosed form of proxy may vote for a substitute nominee in his discretion.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH OF MESSRS. STULBERG, BUTLER, CORCORAN AND DR. GREENBERG. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF MESSRS. STULBERG, BUTLER, CORCORAN AND DR. GREENBERG.

         Information regarding Mr. Lewis, currently the sole director of the Company, and the nominees to the Board of Directors, is set forth below:

                                                                     EXPIRATION
       NAME                                    AGE                    OF TERM
       ----                                    ---                   ----------
       Bruce I. Lewis(1)                       58                       2000

       Jay S. Stulberg*(1)(2)                  48                       2001

       Carl J. Corcoran*(3)(4)                 61                       2000

       David G.R. Butler*(2)(4)                62                       2001

       Dr. H. Joseph Greenberg*(3)             76                       1999


-----------
*Nominee

(1)      Member of the Executive Committee of the Board of Directors

(2)      Member of the Audit Committee of the Board of Directors

(3)      Member of the Ethics Committee of the Board of Directors

(4)      Member of the Compensation Committee of the Board of Directors

         BRUCE I. LEWIS has been the Chairman of the Board of Directors and Chief Executive Officer of Tracker U.S. since June 30, 1994, and President of Tracker U.S. since August 12, 1995. For the period from 1980 through May 1990, Mr. Lewis was President and a director of Albert Berg Limited and its subsidiaries. Albert Berg was petitioned into bankruptcy by its creditors in May 1990. From June 1988 to August 1990, he served as the Chief Executive Officer of Cape Breton Chemical Corporation, a start-up PVC flexible stretch wrap manufacturer. From May 1990 through May 1993, Mr. Lewis was also a consultant to various companies in the areas of management and acquisition financing. From May 1993 until its dissolution in February 1998, Mr. Lewis served as the Chief Executive Officer and Chairman of the Board of Directors of Tracker Canada. From November 1997 to date, Mr. Lewis has served as the Company's interim Chief Financial Officer.

         JAY S. STULBERG has been nominated to serve as President and Chief Financial Officer of the Company and as a director of the Company for the term expiring at the 2001 annual meeting of stockholders. Since February 1998, Mr. Stulberg has been the sole shareholder, director and officer of Global Tracker Corp., an Ontario, Canada corporation. Since approximately 1984, Mr. Stulberg has served on the Board of Directors of two privately held family holding companies. From 1992 to 1994, Mr. Stulberg served as the Public Controller (i.e., the Canadian equivalent of Chief Financial Officer) of Enershare Technology Corp. From 1994 to mid-1996, Mr. Stulberg served as the Group Controller of Algorithmics, Inc.

         DAVID G. R. BUTLER has been nominated to serve as a director for a term expiring at the 2001 annual meeting of stockholders. Mr. Butler is the chief executive officer and sole shareholder of Holiday Breaks International, Inc., which offers stay-free hotel accommodations to companies as sales and marketing incentives; MF Incentives, Inc., which offers travel coupons as sales incentives for manufacturers' products; and Newfound Communications, Inc., which offers premium incentive promotions. From 1978 until its sale in 1994, Mr. Butler was the sole shareholder and chief executive officer of Marshall Fenn Limited, a public relations and advertising agency. At Marshall Fenn, Mr. Butler established several affiliated enterprises referred to as the Marshall Fenn Group of Companies, including Holiday Breaks International, Inc., MF Incentives, Inc., and Newfound Communications, Inc.

         CARL J. CORCORAN has been nominated to serve as a director of the Company for a term expiring at the 2000 annual meeting of stockholders. Mr. Corcoran was employed by IBM Corporation in various capacities from 1951 to 1988, including General Manager of Operations of IBM Japan and President of IBM Canada. Mr. Corcoran is currently an officer and director of several family-held businesses, including Corcair Farms, Ltd., CorProperties, Inc., CorSource Water Corporation, Corcorvest Corporation and CJC Bottling, Ltd. He is also a director of the Accessible Software Corporation, a publicly traded corporation, and A.A.B. Building Systems, Inc., a private company.

         H. JOSEPH GREENBERG, M.D. has been nominated to serve as a director of the Company for a term expiring at the 1999 annual meeting of stockholders. Dr. Greenberg has engaged in the practice of medicine since his graduation from medical school in 1952. He has been a director of Genevest, Inc. since 1993.

            MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         During the fiscal year ended March 31, 1998, the Board of Directors met one time. Mr. Lewis, the only incumbent director, attended this meeting of the Board of Directors and meetings of the committees on which he served that were held while he was serving on the Board or on such committee.

         The Board of Directors of the Company has established Executive, Audit, Ethics and Compensation Committees. The Board does not have a Nominating Committee, and the entire Board is responsible for the size and composition of the Board and for recommending nominees to serve on the Board. The Executive Committee will be comprised of Messrs. Lewis and Stulberg. The Audit Committee, which will be comprised of Messrs. Butler (as Chairman) and Stulberg, is responsible for: (i) reviewing and recommending the engagement each year of the Company's independent auditors; (ii) consulting with the independent auditors on the adequacy of the Company's internal controls; (iii) reviewing, with the independent auditors, the auditors' reports on the Company's financial statements; and (iv) taking such other steps as the Audit Committee deems necessary to carry out the normal functions of an audit committee. The Ethics Committee will be comprised of Mr. Corcoran (as Chairman) and Dr. Greenberg. The Compensation Committee, which will be comprised of Messrs. Butler (as Chairman) and Corcoran, is responsible for: (i) determining the compensation of the Company's senior officers; (ii) reviewing recommendations by management as to the compensation of other officers and key personnel; and (iii) reviewing management's succession program. Further, the Compensation Committee administers the Company's 1994 Stock Incentive Plan (the "1994 Plan").

                            COMPENSATION OF DIRECTORS

         Non-employee directors are paid $500 for attendance at each meeting of the Board of Directors or a committee meeting and an annual retainer of $10,000. In addition, non-employee directors are eligible to receive options to purchase shares of the Company's Common Stock. The Company also reimburses directors for expenses actually incurred in attending meetings of the Board of Directors and its committees. Directors who are employees of the Company do not receive any additional compensation for serving on the Board of Directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with in 1998, except that statements of changes in beneficial ownership on Form 4 have not been timely filed for Mr. Lewis.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of November 18, 1998, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                                    Percentage of
                                    Shares Beneficially           Outstanding Shares
Name and Address                         Owned (1)                      Owned
----------------                    -------------------           ------------------
Bruce I. Lewis (2)                       2,939,246                      11.80%
180 Dundas Street W., Suite
1505
Toronto, Ontario
Canada M5G 1Z8

Saturn Investments, Inc. (3)             1,052,564                      4.23%
c/o Anthony Bonanno, Esq.
Gibson, Dunn & Crutcher
1050 Connecticut Ave. N.W.
Washington, D.C. 20036-5306

Ismail A. Abudawood (4)                  1,281,136                      5.15%
P.O. Box 227

Jeddah, 21411
Kingdom of Saudi Arabia

Ayman I. Abudawood (4)                   1,073,264                      4.31%
P.O. Box 227
Jeddah, 21411
Kingdom of Saudi Arabia

Osama I. Abudawood(4)                    1,115,564                      4.48%
P.O. Box 227
Jeddah, 21411
Kingdom of Saudi Arabia

Anas I. Abudawood(4)                     1,067,264                      4.29%
P.O. Box 227
Jeddah, 21411
Kingdom of Saudi Arabia

Executive Officers and                   2,939,436                      11.8%
Directors
as a group, including those
named
above (one person)

------------
(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable as of November 18, 1998 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated. Percentage of ownership is based upon 24,898,394 shares of Common Stock beneficially owned on September 30, 1998, including 22,340,628 shares of Common Stock, currently exercisable warrants to purchase 750,000 shares of Common Stock, currently exercisable options to purchase 40,000 shares of Common Stock, 667,766 shares reserved for issuance under the Company's currently convertible Convertible Debentures, 200,000 shares reserved for issuance under the Toda Option and 900,000 shares reserved for issuance under the Merchant Partners Option.

(2) Includes Common Stock over which Mr. Lewis has voting power pursuant to agreements with Mr. Jonathan Lewis, Mr. Lewis' son.

(3) Saturn has a contractual right, which to date it has not exercised, to have one representative on the Company's Board of Directors, which representative may be removed only with the written consent of Saturn. Saturn also has the right to attend Board meetings and to receive certain information regarding the Company.

(4) Includes Convertible Debentures which are currently convertible into 228,572 shares of Common Stock and which are held by Wafr Holdings N.V. ("Wafr"). Ismail A. Abudawood beneficially owns Wafr. Accordingly, he may be deemed to be a beneficial owner of the shares issuable pursuant to the Convertible Debentures.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

         Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers (collectively, the "Executive Officers"). The SEC rules require the Compensation Committee of the Board of Directors to issue a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting the Executive Officers.

         The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the stockholders. The Committee also oversees the operation of the Company's executive compensation benefits.

         The Committee consists entirely of outside directors of the Company. Since Fall 1997, no directors have served on the Committee.

Compensation Policies

         The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and produce the Company's products in commercial quantities, penetrate target markets and develop new products. With these goals in mind, the Committee closely aligns its compensation plan for executive management to the milestones achieved and the influence that each executive has as the Company grows and matures. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The Committee strives to establish competitive levels of compensation that are consistent with the Company's annual long-term performance goals, are appropriate for each officer's scale of responsibility and performance, recognize individual initiative and achievements will attract and retain the highest quality personnel possible consistent with the Company's resources, and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The Committee intends to make the executive compensation program competitive with the marketplace while emphasizing compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of a self-selected group of development stage companies with similar business characteristics and strategies.

         Because the Company is reestablishing its product development and marketing programs, it is difficult to select objective criteria by which to measure individual and Company performance. As a result, the Committee's efforts to tie compensation to performance involve a subjective element and take into account each officer's performance during the past year based on qualitative standards and the achievement of nonfinancial goals such as reaching certain milestones in the development and production of the Company's Tracker(TM) System and development of the Company's sales and marketing force. In evaluating compensation relative to Company performance, the Committee also considers the Company's stock performance and progress toward profitability. In the future, the Committee intends to place more emphasis on objective factors in determining executive compensation. Factors that the Committee anticipates that it will consider include maintaining the compensation of the Company's officers at industry levels, as reflected in surveys of compensation practices in corporations of comparable size and technology. The Committee also intends to implement a bonus program that will be tied to specific financial goals, including operating revenues and earnings.

         The Company's compensation program has three primary components: base salary, short-term incentives and long-term incentives. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, reward exceptional performance and provide incentive for reaching further performance goals. The Compensation Committee also believes that the use of stock options is important to align the interests of the officers with the interests of the stockholders.

Base Salaries

         The Committee establishes annual base salaries after an analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key individuals. In this regard, salaries for officers are based on experience levels and are intended to be competitive with median salaries paid to comparable executives in similar positions at other comparable development stage companies. Development stage companies continue to be used for comparison purposes because of the problems and interruptions the Company experienced during the 1997-98 fiscal year. In the absence of substantial revenue and profitable operations, the Company does not have the financial resources to match salaries offered by larger or profitable companies. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel despite limited financial resources.

Short-Term Incentives

         The Committee believes that executive compensation should be based in part on the achievement of milestones that are important to the short-term success of the Company. Accordingly, the Committee, when appropriate, intends to set short-term milestones and then compare the Company's progress against these targets. Members of the executive team, along with all Company employees, will periodically be granted options to purchase shares of the Common Stock with vesting tied to the achievement of specified operating and personal objectives. The number of options granted with these vesting provisions will be determined based on the individual's experience and position within the Company.

Long-Term Incentives

         The Committee believes that long-term stockholder interests and executive compensation should be closely aligned. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in enhancing stockholder value. Stock options are generally granted to executive officers at the time they are elected. In determining the number of options to be granted at such time, the Committee takes into consideration job responsibilities, experience and contributions of the individual and recommendations of the Chief Executive Officer. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period. Because the options are granted at the fair market value on the date of grant, they will provide value only when the price of the Common Stock increases above the share price on the date of the grant. Options are also subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance, increased job responsibilities and the prior level of grants.

CEO Compensation

         The determination of the Chief Executive Officer's salary, bonus and grants of stock options followed the policies set forth above for all executives' compensation. Mr. Lewis' compensation for 1997-98 is shown in the Summary Compensation Table below.

Compensation Limitations

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as "performance-based compensation" under the Code. Section 162(m) did not affect the deductibility of compensation paid to the Company's executive officers in 1997-98 and will not affect the deductibility of such compensation expected to be paid in 1998-99. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

SUMMARY COMPENSATION

         The following table sets forth the cash and noncash compensation for fiscal years 1996, 1997 and 1998 earned by or awarded to the Chief Executive Officer and to the other then-executive officer who received compensation in excess of $100,000 for services rendered in all capacities to the Company for fiscal 1997-98 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                   -----------------------------------
                                                                           Awards              Payouts
                                       Annual Compensation         -----------------------------------
                                  -------------------------------  Restricted  Securities
                                                     Other Annual    Stock     Under-Lying      LTIP          All Other
     Name and then-               Salary    Bonus    Compensation   Award(s)   Options/SARs    Payouts       Compensation
 Principal Position      Year      ($)      ($)          ($)          ($)          (#)           ($)             ($)
 ------------------      ----     ------    -----    ------------  ----------  ------------    -------       ------------
Bruce I. Lewis, CEO &    1998    175,000
President(1)
                         1997    175,000
                         1996    175,000

Mark J. Gertzbein, CFO   1998    175,000
& Exec. Vice
President(2)
                         1997     80,200
                         1996    175,000                           413,437

------------
(1) Other annual compensation for Mr. Lewis for fiscal year 1998 was $NIL in medical insurance premiums and $10,000 in automobile allowance; other annual compensation for fiscal year 1997 was $NIL in medical insurance premiums and $10,000 in automobile allowance; and other annual compensation for fiscal year 1996 was $NIL in medical insurance premiums and $10,000 in automobile allowance.

(2) Mr. Gertzbein served as Chief Financial Officer and Executive Vice President from 1994 to November 1997 when he resigned his positions. Other annual compensation for Mr. Gertzbein for fiscal year 1998 was $NIL in medical insurance premiums and $10,000 in automobile allowance; other annual compensation for fiscal year 1997 was $NIL in medical insurance premiums and $10,000 in automobile allowance; and other annual compensation for fiscal year 1996 was $NIL in medical insurance premiums and $10,000 in automobile allowance.

OPTIONS

         No options were granted during the fiscal year ended March 31, 1998 to the Named Executive Officers of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

         On September 24, 1996, the Company entered into an employment agreement with Mr. Lewis, pursuant to which Mr. Lewis serves as President, Chief Executive Officer and Chief Operating Officer of the Company. The agreement provides for an annual base salary of $175,000, with increases of $37,500 each year based upon certain performance criteria beginning April 1, 1997, a maximum automobile allowance of $10,000 and eligibility for discretionary bonuses.

         The agreement for Mr. Lewis has an initial term of three years with one year renewal terms thereafter, and provides for the payment of a relocation allowance equal to the lesser of the actual relocation expenses or $25,000 per each occurrence. The agreement provides that Mr. Lewis is entitled to participate in any stock option, stock purchase, annual bonus, pension, profit sharing, life insurance and medical benefit plans and such other fringe benefits that may be applicable to the Company's senior executive employees.

         If Mr. Lewis' employment is terminated by the Company for cause (as defined in the employment agreement) or by Mr. Lewis for any reason (other than for good reason (also as defined)), Mr. Lewis will be entitled to his compensation through the date of termination. If, prior to a change of control of the Company (as defined), employment is terminated due to Mr. Lewis' death or disability, by the Company other than for cause or by Mr. Lewis for good reason, Mr. Lewis would be entitled to receive all compensation through the date of termination, plus the continuation of base salary for the greater of one year or the remainder of the term of the agreement. In addition, the Company will maintain for Mr. Lewis for 12 months, or, if earlier, through the date he obtains alternative employment, his participation in the employee benefit plans of the Company in which he was eligible to participate immediately before termination, to the extent permissible under such plans. Mr. Lewis (or his legal representative) also will have the right to exercise all vested stock options outstanding at the termination date in accordance with the plans governing those options. The Company will use its best efforts to remove the restrictions from any restricted stock held by Mr. Lewis at termination. If Mr. Lewis' employment is terminated after a change of control, either by the executive for good reason or by the Company without cause, he will receive all the benefits he would have received for such a termination prior to a change of control, and all unvested stock options held by him shall become immediately fully vested. Payments made in conjunction with a change of control are limited to an amount that will not result in either a loss of the income tax deduction of the Company under Internal Revenue Code Section 280G or an excise tax under Code Section 4999.

         The Company entered into a Consulting Agreement with its former President, Gregg C. Johnson, which took effect upon his resignation as President of the Company on August 12, 1995. The Consulting Agreement provides for: (a) a monthly fee of $10,000 until March 31, 1996; (b) a commission of 10% on funds raised for the Company; (c) a commission of 5% of net sales, if any, generated by the Company from certain marketing arrangements up to July 12, 1997, to a maximum of $500,000; (d) a commission of up to 8% of net sales generated from any other sales arrangement introduced and negotiated (subject to Company prior approval) by Mr. Johnson, up to July 12, 1998; (e) release by the Company from his $56,786 (as of August 31, 1995) indebtedness to the Company upon his returning to the Company 2,986 shares of the Company's Common Stock; and (f) reimbursement of preapproved business related expenses. To date, the Company has not paid any compensation to Mr. Johnson under the Consulting Agreement and Mr. Johnson has not returned the 2,986 shares to the Company.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

         The Company has entered into employment agreements containing severance arrangements with certain of its executive officers, which provide for payment under certain circumstances to each officer of compensation through the remainder of the terms of the agreements. The Company's Certificate of Incorporation and By-laws provide for indemnification of all Directors and officers. In addition, each Director nominee of the Company, when elected, will enter into a separate indemnification agreement with the Company.

         The Company has agreed with certain state regulatory authorities that so long as the Company's securities are registered in such states, the Company will not make loans to its officers, directors, employees, or principal stockholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

         Further, all future transactions between the Company and its executive officers, Directors, employees, 5% stockholders and affiliates (including for example future loans and any forgiveness of loans, none of which is contemplated) will be subject to the approval of a majority of the independent, disinterested members of the Board of Directors. In addition, such future transactions will be for bona fide business purposes and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties.

GLOBAL TRACKER

         In February 1998, Global Tracker Corporation, a newly organized Ontario, Canada corporation, acquired substantially all of the assets of Tracker Canada in a bankruptcy proceeding. Jay S. Stulberg, the Company's Chief Financial Officer and Director nominee, is the sole shareholder, officer and Director of Global Tracker. Following the bankruptcy proceeding, Global Tracker made available to the Company the assets formerly owned by Tracker Canada to permit the Company to carry on Tracker Canada's business. Since February 1998, Global Tracker has expended approximately $400,000 to support Tracker U.S.'s business operations. Bruce I. Lewis, the Company's Chief Executive Officer, has provided Global Tracker with approximately $300,000 with which to purchase Tracker Canada's assets and operate Global Tracker. Under a license agreement with Global Tracker, the Company will pay Global Tracker a 12% gross royalty on its sales. It is anticipated that Mr. Stulberg will enter into an employment agreement with the Company and acquire equity in the Company through the exercise of stock options he will receive as a condition of his employment or otherwise.

INVESTMENT BY SATURN INVESTMENTS, INC.

         In March 1994, prior to the Reorganization, Tracker Canada received an investment of CDN $3,350,000 from Stalia Holdings B.V. ("Stalia") for units consisting of common shares of Tracker Canada and warrants to purchase common shares of Tracker Canada. In connection with that investment by Stalia, Tracker Canada on March 14, 1994 entered into a Stock Option Agreement with Stalia (the "Stalia Option Agreement") and Tracker Canada and certain of its stockholders entered into a Right of First Refusal, Co-Sale and Voting Agreement with Stalia (the "Stalia Agreement"). As described below, Stalia has transferred its shares and its rights under the Stalia Option Agreement and the Stalia Agreement to Saturn Investments, Inc. ("Saturn"). On May 27, 1997, Tracker Canada and Saturn entered into a Modification Agreement ("Modification Agreement") which immediately terminated the Stalia Option Agreement. On May 27, 1997, Tracker Canada and Saturn entered into a Modification Agreement which immediately terminated the rights of co-sale set forth in Article III of the Stalia Agreement.

         In the Stalia Agreement, Tracker Canada granted to Stalia a right of first refusal to purchase its pro rata share of all New Securities which Tracker Canada may from time to time propose to issue and sell. The Stalia Agreement defines "New Securities" to mean any capital stock, rights to purchase capital stock, and securities of any type convertible into capital stock; provided, however, that "New Securities" does not include: (i) securities issued pursuant to a stock dividend, stock split, combination or other reclassification; (ii) securities covered by a registration statement declared effective by the Commission or a final prospectus for which a receipt has been issued by the relevant securities regulatory authority in each of the Provinces of Canada where the securities are issued and sold; (iii) certain shares issued pursuant to the exercise of warrants; and (iv) certain shares issued for a specified price pursuant to a private placement underwritten by an investment banker. This right of first refusal could make it more difficult for the Company to raise additional equity financing under terms satisfactory to the Company. On May 27, 1997, Tracker Canada and Saturn entered into a Modification Agreement which amended the definition of New Securities so as to exclude securities covered by a registration statement which has been declared effective under the 1933 Act or securities issued pursuant to an employee stock option, stock purchase, stock wage or other similar plan or securities issued after May 27, 1997, relating to Convertible Securities that were outstanding as of the date of the Modification Agreement or securities issued to any person not party to the Modification Agreement for the consideration other than cash.

         The Stalia Agreement also provides Stalia with the right (which to date has not been exercised) to have one representative on Tracker Canada's Board of Directors, which representative may be removed only with the written consent of Stalia. Certain controlling shareholders agreed to vote their shares in favor of the election of Stalia's representative to the Board of Directors. Stalia's representative may be removed from the Board of Directors only with the written consent of Stalia. Upon any resignation or removal of Stalia's representative, certain controlling stockholders of the Company must exercise their best efforts to replace such director as soon as possible with another nominee of Stalia. In addition, by Modification Agreement, the Company confirmed that the

Company and Tracker Canada agrees to (a) allow Stalia or a nominee to attend Board meetings; (b) provide Stalia, or its designee with copies of all communications regularly made to the directors; (c) use best efforts to elect a nominee of Stalia to the Company's Board; (d) provide monthly updates on the Company's business and affairs; and (e) provide Stalia's counsel with all documentation relating to issues which may affect Stalia.

         The Stalia Agreement, as amended by the Modification Agreement, further provides, as a protective provision in favor of Stalia, that, without first obtaining the written consent of Saturn, certain controlling shareholders, subject to their fiduciary duties under Delaware law, shall not vote for, and shall exercise their best efforts as significant shareholders of the Company to ensure that the Board does not approve: (a) the liquidation of dissolution of the Company; (b) the declaration or payment of any dividends (excluding dividends declared in connection with any class of the Company's Preferred Stock) or the making of any distribution out of the ordinary course of the Company's business, whether in cash or any other property, to the holders of the Common Stock of the Company; or (c) any material alteration in the rights, preferences, privileges and restrictions of the Common Shares."

         The Stalia Agreement terminates upon the earlier of (a) the date on which a registration statement of the Company registering any equity securities of the Company for sale to the general public in a primary offering under the 1933 Act is declared effective or (b) March 14, 1999.

         Although the Stalia Option Agreement and the Stalia Agreement originally were between Tracker Canada and Stalia, Stalia's consent to the Reorganization was necessary pursuant to the terms of the Stalia Agreement. Thus, at or about the time of the Reorganization, in connection with obtaining Stalia's consent to the Reorganization, Tracker U.S., Tracker Canada and certain controlling shareholders agreed that all obligations under the Stalia Agreement applicable to Tracker Canada also apply to Tracker U.S., that references to Tracker Canada in the Stalia Agreement shall be deemed to be references to Tracker U.S. as well, and that references in the Stalia Agreement to common shares of Tracker Canada shall be deemed to be references to the common stock of Tracker Canada as well as the Common Stock of Tracker U.S. In addition, Tracker Canada confirmed to Stalia that none of Stalia's rights under the Stalia Option Agreement or the Stalia Agreement would be adversely affected by the Reorganization. Accordingly, all the provisions discussed above apply to Tracker U.S. as well as Tracker Canada notwithstanding that the original Stalia Option Agreement and Stalia Agreement were between Stalia and Tracker Canada.

         As of January 31, 1996, Stalia transferred to Saturn, an affiliate of Stalia, all of Stalia's rights under the Stalia Option Agreement and the Stalia Agreement. Thus, references above to Stalia's rights shall be deemed to be references to Saturn's rights.

CORPORATE RELATIONS GROUP

         The Company had obtained investor relations services from the Corporate Relations Group ("CRG"), a stockholder of the Company. Pursuant to its arrangements with CRG, the Company has paid, or caused to be paid, to CRG $1,316,780 in cash and stock for investor relations services through June 25, 1996. On November 20, 1995, the Company entered into an agreement pursuant to which CRG agreed to provide services to the Company for a period of one year and the Company agreed to pay to CRG $570,000 or 326,000 freely tradable shares of Common Stock upon execution of the agreement and to issue options to CRG to purchase shares of Common Stock as follows: 100,000 shares at $2.00 per share one year from the date of the agreement, 100,000 shares at $2.40 per share two years from the date of the agreement, 100,000 shares at $2.60 per share three years from the date of the agreement, 100,000 shares at $2.80 per share four years from the date of the agreement, and 100,000 shares at $3.00 per share five years from the date of the agreement.

         On November 4, 1996, the Company exercised an option within the agreement and terminated the services of CRG. CRG had not provided any services under the agreement and the Company had not made any payment to CRG.

                      RATIFICATION OF INDEPENDENT AUDITORS
                                  (PROPOSAL #2)

         On June 15, 1998, PricewaterhouseCoopers LLP, the Company's independent accountant, declined to stand for re-election as the Company's independent accountant for the fiscal year ended March 31, 1998. During the past two years, there were no financial statements of the Company issued by PricewaterhouseCoopers LLP that contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles, except that their reports on the financial statements as of and for each of the years ended March 31, 1997 and 1996 included an explanatory paragraph expressing doubt as to the Company's ability to continue as a going concern. The decision to change accountants was not recommended or approved by any committee of the Board of Directors, or by the Board of Directors. Additionally, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         On August 18, 1998, the Company retained Hirsch, Silberstein & Subelsky, P.C. as the Company's independent auditors for the year ending December 31, 1998 and recommends that the stockholders ratify that appointment. Hirsch, Silberstein & Subelsky, P.C. has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of Hirsch, Silberstein & Subelsky, P.C. will be present at the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

   THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON
     STOCK REPRESENTED AT THE 1998 ANNUAL MEETING IS REQUIRED TO RATIFY THE
      APPOINTMENT OF HIRSCH, SILBERSTEIN & SUBELSKY, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
        FOR THIS PROPOSAL.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                  (PROPOSAL #3)

         The Board of Directors has recommended to the Stockholders the adoption of an amendment to the Company's Certificate of Incorporation in the form attached to this Proxy Statement as Appendix A (the "Amendment") to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 50,000,000, to increase the number of authorized shares of Preferred Stock from 500,000 to 6,500,000, and to decrease the number of authorized shares of Class B Voting Common Stock from 10,000,000 to 100,000. The Amendment would not change the relative rights and limitations of the Company's capital stock.

         The current Certificate of Incorporation authorizes the Board of Directors to issue 40,000,000 shares of the Company's Common Stock, $.001 par value and to issue 20,000,000 shares of Class B Voting Common Stock, $.00000007 par value. As of November 18, 1998, the Company had 22,340,628 shares of Company Common Stock issued and outstanding. In addition, 2,557,766 shares of the Company's Common Stock are reserved for issuance as follows: (i) 750,000 shares pursuant to warrants for the Company's Common Stock; (ii) 40,000 shares pursuant to the conversion rights of holders of the 15% Convertible Subordinated Debentures, and (iii) 1,767,766 shares reserved for issuance (not including shares reserved for issuance under the 1994 Option Plan).

         The purpose of the proposed increase in the number of authorized shares of the Company's Common Stock is to assure that an adequate supply of authorized but unissued shares is available for issuance in connection with general corporate needs, including without limitation making acquisitions through the issuance of the Company's Common Stock or permitting issuances under the Company's Plan, or any successor or other employee benefit or stock option plan. The additional authorized shares of the Company's Common Stock could also be used for raising additional capital for the operations of the Company and financing acquisitions. The Company does not currently have any final plans or arrangements to issue any additional shares of its Common Stock other than those described above as reserved for issuance. However, the Company anticipates that it will require additional capital in order to meet the needs for its strategic Canadian and United States roll-outs and otherwise implement its business plan in the manner contemplated. Accordingly, during the upcoming twelve months, the Company plans to seek additional equity financing to conduct such activities and management is attempting to obtain such financing. Although no assurance can be given that the necessary financing will be available to the Company when needed, in sufficient amounts, on acceptable terms, or at all, management believes it is likely that the Company will be able to obtain sufficient financing to support its operations during the next twelve months.

         If the stockholders approve the Amendment, the additional shares of the Company's Common Stock would be available for issuance generally without further action by the Stockholders. The availability of additional shares of the Company's Common Stock for issuance without the delay and expense of obtaining approval of the Stockholders at a special meeting would afford the Company greater flexibility in acting upon corporate matters and any proposed transactions. If the Amendment is approved by the Stockholders, any additional shares of the Company's Common Stock which are issued in the future will have the same rights and limitations as the Company's Common Stock currently outstanding or reserved for issuance.

              THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING
        SHARES OF THE COMMON STOCK REPRESENTED AT THE 1998 ANNUAL MEETING
             IS REQUIRED TO RATIFY THE AMENDMENT OF THE CERTIFICATE
            OF INCORPORATION. THE BOARD OF DIRECTORS RECOMMENDS THAT
                           YOU VOTE FOR THIS PROPOSAL.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any proposal by a stockholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 180 Dundas Street West, Suite 1505, Toronto, Ontario CANADA M5G 1Z8, not later than March 31, 1999.

                                    By Order of the Board of Directors,

                                    Bruce I. Lewis, Chief Executive Officer

Dated:  December 4, 1998

                    THE TRACKER CORPORATION OF AMERICA, INC.
                       180 DUNDAS STREET WEST, SUITE 1505
                            TORONTO, ONTARIO M5G 1Z8
                                     CANADA

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of The Tracker Corporation of America, Inc. , a Delaware corporation, do hereby nominate, constitute and appoint Bruce I. Lewis, my true and lawful attorney with full power of substitution for me and in my name, place and stead, to vote all of the capital stock of the Company, standing in my name on its books on November 18, 1998, at the Annual Meeting of its Stockholders to be held in the Northwest World Club in Concourse F of the Detroit Metro Airport, Detroit, Michigan on Friday, December 18, 1998 at 2:00 p.m. Eastern Daylight Time, or at any adjournment thereof.

1.       ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS.

                  Name                          Term Expires
                  ----                          ------------

          Jay S. Stulberg                            2001
          David G.R. Butler                          2001
          Carl J. Corcoran                           2000
          H. Joseph Greenberg, M.D.                  1999

          / / FOR all nominees                  / / WITHHOLD AUTHORITY to
              Listed (except                        vote for all nominees voted
              as marked to
              the contrary)

         (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) on the space provided below.)

2.       RATIFICATION OF INDEPENDENT AUDITORS.

         / / FOR                       / / AGAINST                 / / ABSTAIN

3.       AMENDMENT OF CERTIFICATE OF INCORPORATION.

         / / FOR                       / / AGAINST                 / / ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF NO BOX IS MARKED WITH RESPECT TO ANY OF THE PROPOSALS ABOVE, THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED "FOR" THE PROPOSALS.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicate below.

Number of Shares owned:
                                ------------------------------------------------
----------------------------                         Signature

                                Print Name:
                                            ------------------------------------
                                            (As registered on Stock Certificate)

                                ------------------------------------------------
                                            Signature if jointly held

                                Print Name:
                                            ------------------------------------
                                            (As registered on Stock Certificate)

                                Date:                                 , 1998
                                      --------------------------------

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY ON OR BEFORE
         DECEMBER 15, 1998 BY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE
          OR VIA FACSIMILE TO (416) 593-8456, ATTENTION: BRUCE I. LEWIS

/ / Please check if you plan on attending the Annual Meeting.


                                       2